                                                                   EXHIBIT 10.23

                       DEVELOPMENT MANAGEMENT AGREEMENT


     THIS DEVELOPMENT MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of November 1, 1995, by and between the REDEVELOPMENT AGENCY OF THE CITY OF RIVERSIDE ("Agency") and KILROY TECHNOLOGY COMPANY, a California Corporation ("Development Manager").

                                   RECITALS

     A. Agency, Development Manager and the County of Riverside ("County") entered into that certain Exclusive Right to Negotiate and Reimbursement Agreement dated January 11, 1994, as amended by that certain First Amendment to Exclusive Right to Negotiate and Reimbursement Agreement dated February 14, 1995, that certain Second Amendment dated June 20, 1995 and that certain Third Amendment dated August 15, 1995 (which Agreement and Amendments are hereinafter, collectively the "ERN") with respect to the planning, development and leasing of a United States Bankruptcy Court (Central District of California) (the "Project") to the United States General Services Administration (the "GSA") as part of the planned Justice Center of the Inland Empire.

     B. The Redevelopment Plan for the Project Area was approved and adopted by the Riverside City Council by Ordinance No. 3872 on November 16, 1971, and amended by Ordinance No. 3980, Ordinance No. 4108, Ordinance No. 4246 and Ordinance 5238.

     C. The land on which the Project is to be developed is owned by the County and has been, or shall be leased to Agency pursuant to the terms of that certain Ground Lease (the "Ground Lease") which has been, or as a condition to the effect of this Agreement shall be, entered into between the County and Agency.

     D. In furtherance of the Project, Agency has entered into that certain United States General Services Administration Lease GS-09B-93834, as amended (the "GSA Lease").

     E. Under the provisions of the ERN, Development Manager has caused the premises which are to be the subject of the GSA Lease (the "Facility") to be designed on a schematic basis as described in the GSA Lease and as further developed and described in those drawings and specifications listed in Exhibit A
                                                                       ---------
(the "Design Documents") which have been prepared by Langdon Wilson (the "Architect").

     F. In order to continue the efforts necessary to complete the preparation of drawings, specifications, invitations to bidders and contracts for construction of the Facility (collectively, "Construction Documents") and to arrange for financing in order to meet the terms of the GSA Lease, Agency desires that Development Manager continue its efforts under the ERN, but under the terms of, as more fully set forth in, this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   AGREEMENT
                                   ---------

                                   Article 1
                        DEVELOPMENT MANAGER'S SERVICES
                        ------------------------------

     1.1 GSA Lease. The parties acknowledge that under the terms of the ERN,
         ---------
Development Manager has prepared a comprehensive Project development proposal for the GSA and assisted Agency in negotiating with the GSA leading to the award and execution of the GSA Lease. Development Manager shall continue to assist Agency in negotiations with the GSA regarding amendment of the GSA Lease as necessary in order to secure financing for the Project, including the preparation and negotiation on behalf of Agency of Supplemental Lease Amendments.

     1.2 Architecture and Engineering. The parties acknowledge that Development
         ----------------------------
Manager has retained Langdon Wilson as the Architect with Agency's consent and has proceeded to direct the preparation of the Design Documents by the Architect and to coordinate the efforts of the Architect with the requirements of the GSA and Agency and construction cost information provided by Development Manager's construction manager. Dinwiddie Construction Company (the "Construction Manager"). Development Manager shall continue to provide such services with respect to the preparation of the Construction Documents. Development Manager shall schedule and coordinate periodic meetings as required to accomplish the foregoing and shall expedite requests for information and responses thereto. Development Manager shall coordinate the application for and issuance of all requisite building permits.

     1.3 Budgeting and Cost Estimating. Development Manager shall prepare and
         -----------------------------
periodically update estimates of total development costs to complete construction of the Project suitable for occupancy under the GSA Lease. The goal of Development Manager shall be to coordinate the actions of the Architect, the Construction Manager and Agency so that the total development costs will be paid from the proceeds of financing obtained by Agency which is repaid by the revenues from the GSA Lease.

     1.4 Progress Schedule. Development Manager shall prepare and periodically
         -----------------
(at least monthly) update a schedule reflecting the progress of construction and showing the major tasks to be accomplished in order to complete construction of the Project, financing and occupancy under the GSA Lease. The progress schedule shall utilize information provided by Agency, the Construction Manager and the

Architect. The progress schedule shall be updated periodically to reflect the actual progress of the Project.

     1.5 Long-Lead Time Items. Under the terms of the ERN Development Manager
         --------------------
has engaged Construction Manager to provide construction management services and to place orders with the trade contractors listed below (selected as the lowest cost responsible providers) for the design and fabrication of the long-lead time items listed below in order that Project completion will occur within the time required under the GSA Lease:

     Gayle Manufacturing          Structural Steel
     Montgomery                   Elevators
     SASCo                        Electrical
     Graycon                      HVAC
     Carco                        Plumbing
     Garvin                       Fire Protection

Development Manager has authorized Construction Manager to enter into agreements ("Trade Contracts") with such Trade Contractors either directly or in the name of Development Manager. As a result of the change in the role of Development Manager from that of turn-key design/builder as contemplated in the ERN, Development Manager shall assign all such Trade Contracts to Agency, and Agency shall accept such assignments, pursuant to separate Assignments of Long Lead-Time Obligations for Construction Materials and Work pursuant to which Development Manager shall be released by the applicable Trade Contractors.

     1.6 Construction Phase Services. Construction phase services commence with
         ---------------------------
the award of the Trade Contracts and, together with Development Manager's obligations to provide basic services under this Agreement, shall end 30 days following substantial completion of the work under all of the Trade Contracts, but not later than December 31, 1996. During the construction phase, Development Manager shall provide the following services:

          (a) All labor, materials, supplies and equipment necessary for construction of the Facility shall be provided under agreements (the "Trade Contracts") between Agency and the lowest responsive, responsible bidders (the "Trade Contractors"). Development Manager shall coordinate with Construction Manager to advertise for competitive bids for all construction work pursuant to the Public Contract Code and all applicable Agency procedures. Development Manager shall coordinate the efforts of the Architect and the Construction Manager in the creation of bid documents and the forms of contracts to be used with Trade Contractors, using forms provided by Agency or by Development Manager and subject to Agency's approval.

           (b) In accordance with a schedule established by Development
Manager, Agency shall open bids and with Development Manager's assistance, shall review the apparent low bid for conformance with the Construction Documents and legal requirements, including the forms of payments and performance bonds and evidence of insurance provided by the apparent low bidder. As soon as possible (with a goal of five to ten business days) following Construction Manager's report to Agency of the apparent lowest responsible, responsive bidder, Agency shall award and enter into the individual Trade Contracts. At Development Manager's request, Agency shall consider rejecting all bids for a portion of the construction work if the apparent low bid is significantly in excess of the amount which Development Manager has budgeted for such portion.

          (c) Development Manager shall arrange for its Construction Manager to provide administration of Trade Contracts as required to coordinate the work for Trade Contractors with each other and with the activities of the Architect. Development Manager shall establish and implement coordination and communication procedures among Development Manager, Agency, the Architect and the Trade Contractors.

          (d) Development Manager shall coordinate, schedule and attend weekly Project site meetings with Construction Manager, Trade Contractors, the Architect and Agency and shall cause preparation and distribution of minutes of such meetings.

          (e) Development Manager shall establish and implement procedures for reviewing and processing requests for clarifications and interpretations of the Construction Documents, shop drawings, samples and other submittals, construction schedule adjustment requests, change order proposals, proposals for substitutions, payment applications and the maintenance of logs documenting Project site activities, production of documents, distribution for review and response and the status of such reviews. As Agency's representative at the Project site, Development Manager shall be the party to which all such information shall be submitted.

          (f) Development Manager shall coordinate review by the Architect and the Construction Manager of Trade Contractors' requests for information, shop drawings, samples and other submittals to determine compliance with the requirements of the Construction Documents. Notwithstanding the foregoing, Development Manager shall not be responsible for any actions, errors or omissions of the Architect, the Construction Manager or any failure of the labor or materials provided by the Trade Contractors to comply with the requirements of the Construction Documents, for other breaches of the Construction Documents by the Trade Contractors, for other defective work of the Trade Contractors, or for any loss, cost, damage or claims arising out of the actions or omissions of the Trade Contractors, or any of them.

          (g) Development Manager shall coordinate with the Construction Manager to establish and implement a change order control system. All changes to a Trade Contract shall only be by change orders executed by Agency. Development Manager shall cause all changes initiated by Agency first to be described in documents prepared by the Architect and issued to the applicable Trade Contractor(s). Development Manager shall review all Trade Contractors' proposals with applicable Trade Contractors, the Architect, the Construction Manager and Agency and endeavor to determine and evaluate for Agency the Trade Contractors' basis for the price and time extensions requested to perform the work involved with a change. At Agency's request, and in coordination with the Architect and the Construction Manager, Development Manager shall coordinate issuance to the applicable Trade Contractor of appropriate change order documents or change directives.

     1.7  Construction Quality.
          --------------------

          (a) Development Manager shall monitor and coordinate the activities of the Architect and the Construction Manager in determining in general that the work of each Trade Contractor is being performed in accordance with the requirements of the Construction Documents in order to determine in general if the construction work is being performed in a manner indicating that, upon completion, the Facility will be in accordance with the Construction Documents.

          (b) Development Manager shall not have control over or charge of, and shall not be responsible for construction means, methods, techniques, sequences or procedures, or for safety precautions and programs in connection with the work of the Trade Contractors as such responsibilities shall be those of the Trade Contractors. Development Manager shall not have control over or charge of acts or omissions of the Architect, the Construction Manager, the Trade Contractors or their agents or employees. No action taken by Development Manager shall relieve a Trade Contractor from its obligations to perform its work in strict conformance with the requirements of the Construction Documents and all applicable laws, regulations, rules and interpretation of governmental authorities.

     1.8  Substantial and Final Completion.  Development Manager shall
          --------------------------------
coordinate the efforts of the Architect and the Construction Manager in determining when the Facility and each Trade Contractor's work has reached substantial completion and shall coordinate the preparation of a list of incomplete work and work which does not conform to the requirements of the Construction Documents. Following the Architect's issuance of a certificate of substantial completion for the Project, Development Manager shall evaluate the status of completion of the work of each Trade Contractor and make recommendations to Agency concerning readiness for final inspections. Development Manager shall assist Construction Manager in obtaining and delivering to Agency or the GSA, if Agency so directs, required guarantees, releases, bonds and waivers, together with all keys, manuals, record drawings and maintenance stocks of materials.

     1.9  Cost Management:
          ---------------

          (a) Development Manager shall, with the participation of Construction Manger and each Trade Contractor, determine a schedule of values for each Trade Contract. The schedule of values shall be the basis for evaluating a Trade Contractor's applications for payment against the progress of construction of such Trade Contractor.

          (b) Agency shall require that copies of all claims of Trade Contractors for additional compensation or extensions of time for their performance be given to Development Manager. Development Manger shall advise Agency concerning Development Manager's opinion of the merit of Trade Contractor's claims for additional time or compensation made during the Construction Phase as well as the effect on the Project budget of all proposed and approved change orders.

          (c) In instances where a lump sum or unit price is not determined prior to Agency's authorization to a Trade Contractor to perform change work, Development Manager shall assist Construction Manager in reviewing records of each Trade Contractor of the costs of materials and equipment and payrolls and the amount of payments to each subcontractor, incurred by such Trade Contractor in performing the work related to such change.

          (d) Development Manager shall coordinate with the Architect and the Construction Manager in reviewing progress payment applications submitted by each Trade Contractor, review the progress of construction and making a good faith determination whether the amount requested reflects the progress of the Trade Contractor's work. Development Manager shall make appropriate adjustments to each payment application and shall prepare and forward to Agency a progress payment report which shall state the total of all Trade Contract sums, payments to date, current payments requested, retainage and actual amounts owed for the current period.

     1.10  Project Closeout.
           ----------------

          (a) Development Manager and the Construction Manager shall coordinate and expedite submittal of information from the Trade Contractors to the Architect for preparation of any required record drawings and specifications.

          (b) Prior to final completion of the Project, Development Manager and the Construction Manager shall arrange for the assembly of all manufacturers' operations and maintenance manuals, warranties and certificates, and shall deliver such documents to Agency.

          (c) Development Manager shall arrange to coordinate with the Construction Manager and with the GSA's maintenance personnel to observe the Trade Contractors' startup, testing and operation of Project systems as required under the Construction Documents.

          (d) Development Manager shall coordinate with the Construction Manager to arrange for training of Agency's operating engineers in the proper operation and maintenance of Project systems. Training sessions shall be scheduled following consultation with Agency, but it shall be Agency's responsibility to select personnel to be trained and to assure such personnel attend scheduled training.

          (e) Development Manager shall coordinate the activities of the Architect and the Construction Manager in creating a substantial completion punch list and shall advise Agency concerning the completion of punch list items.

     1.11 Additional Services. Any services which may be required to be
          -------------------
provided by Development Manager in addition to the basic services described above, including, for example, assisting Agency in the prosecution of claims against insurers, Trade Contractors or others, or assisting Agency in the defense of any such claims, shall be considered additional services and shall only be provided by Development Manager upon mutual agreement with Agency.

                                   Article 2
                           AGENCY'S RESPONSIBILITIES
                           -------------------------

     2.1  Delivery of Information and Approvals.
          -------------------------------------

          (a) To the extent not otherwise set forth in the GSA Lease, Agency shall provide Development Manager with full information regarding the requirements of the Project, including any Redevelopment Project area requirements.

          (b) Agency shall arrange for and obtain all land use entitlements and similar permits and shall obtain all easements and other property rights which may be required for development of the Project.

          (c) Agency shall respond to all requests for information or approval by Development Manager within three business days of Development Manager's request. Such time period shall also apply to all requests for approval which do not require action by Agency's Board. Agency shall otherwise arrange to provide property rights, land use entitlements, approvals of other governmental entities and funds as necessary for completion of the Project, all in accordance with the Project schedule prepared by Development Manager, unless disapproved by Agency within five business days following delivery to Agency.

     2.2  Agency's Representative. Agency has designated its Executive Director
          -----------------------
as its representative with authority to bind Agency in all matters except those would entail an amendment of this Agreement.

     2.3  Form of Trade Contracts. Agency shall use its best efforts to enter
          -----------------------
into any Trade Contracts with respect to the Project on forms previously approved by Development Manager with respect to insurance and indemnification provisions.

                                   Article 3
                      COMPENSATION OF DEVELOPMENT MANAGER
                      -----------------------------------

     3.1  Compensation for Basic Services
          -------------------------------

          (a) As compensation for its services under this Agreement, Agency shall pay to Development Manager a fee of $716,978.46, less certain amounts paid under the ERN through October 31, 1995, payable in equal monthly installments of $14,428.10 until paid in full.

          (b) If completion of the Project, as evidenced by the issuance of a certificate of completion by the Architect, occurs on or before four hundred and thirty (430) days following Agency Board award of the first publicly bided Trade Contracts for this Agreement, as such date may be extended by delays not under Development Manager's control, then Development Manager shall be paid an early completion bonus of $3,333 per day, but not to exceed $100,000, for each day that such completion so precedes the end of such construction period, as such date may be so extended. At Development Manager's request Agency shall pay for acceleration of Project construction to the extent Agency reasonably determines that amounts so expended for acceleration are likely to result in commensurate savings in the costs of the Project to Agency or a commensurate increase in the revenues to Agency generated by the Project.

     3.2  Reimbursements Payable to Development Manager.
          ---------------------------------------------

          (a) On a monthly basis Agency shall reimburse Development Manager or, at Development Manager's request or Agency's option, pay directly to third parties on behalf of Development Manager, costs and expenses incurred by Development Manager in connection with the project for the services and items listed in Exhibit B. The total amount payable by Agency for such services and
          ---------
items shall not exceed the total amount shown in Exhibit B without Agency's
                                                 ---------
prior consent, except to the extent any increase in the cost to Development Manager of any such services or items which does not result from any cause under Development Manager's reasonable control. Causes not under the Development Manager's reasonable control shall include, without limitation, the actions or omissions of Architect and/or Construction Manager.

          (b) Agency shall reimburse Development Manager for the costs of the reimbursable items listed below as incurred by Development Manager in connection with its services in assisting the Agency to obtain the award of the GSA Lease. Such reimbursement, less a 20% retention, shall be paid to Development Manager 30 days after Agency receives the proceeds from revenue bonds sold intended to be repaid from the GSA Lease rents and such payment shall be conditioned upon Agency's receipt and verification of contracts or other evidence of obligation and evidence of payment by Development Manager. The amount of the reimbursement to Development Manager previously retained shall be paid to Development Manager within 45 days following substantial completion of the Project.

        Reimbursable Item                          Amount
        -----------------                          ------
        architects/engineers                       $ 23,521.92
        master planning                              10,000.00
        entitlements                                 14,595.00
        financing plan                                7,382.76
        legal                                         4,505.00
        deposit to Agency                             5,000.00
        project management                           88,550.00
                                                   -----------

        Total                                      $153,554.68
                                                   ===========

          (c) Agency shall use its best efforts to maximize the amount of proceeds available from the sale of bonds secured by the Project.

          (d) Reimbursements otherwise due to Development Manager but not including amounts due from Development Manager to Architect or Construction Manager, may be withheld by Agency to the extent necessary for Agency to recover damages finally adjudicated to be due to Agency as a result of a material default by Development Manager under this Agreement. Any of such reimbursements which are determined wrongfully to have been withheld shall bear interest at the highest rate permitted by law, but not to exceed 12% per annum, from the date due until paid in full.

     3.3  Progress Payments.  All amounts payable hereunder on a monthly basis
          -----------------
shall be payable on the first day of each month, commencing November 1, 1995, provided that Development Manager shall have delivered its application for payment of such amounts to Agency on or before five business days preceding such date.

     3.4  Compensation for Additional Services.  Development Manager shall be
          ------------------------------------
entitled to an increase in its fee as compensation for additional services requested by Agency or required if Development Manager has not been able to complete its services under this Agreement by December 31, 1996 due to delays resulting from events not under Development Manager's reasonable control on the basis of reimbursing Development Manager for additional costs incurred in connection with such additional services. Included in the costs of additional services for which Development Manager shall be entitled to reimbursement shall be the following:

      .1  costs of reimbursable items as listed in Exhibit B;
                                                   ---------
      .2 the product of (a) 2.4 multiplied by (b) costs of labor, including insurance and benefits, whether field or home office, and including direct employees and consultants;
      .3 costs of materials, supplies and equipment, including transportation, rental costs of machinery and equipment; and
      .4 premiums for bonds and insurance, permits, fees, sales, use or similar taxes, related to the additional services.

     3.5  Development Manager's Accounting.
          --------------------------------

          (a) Records of costs payable on a reimbursable basis and costs for additional services payable on a reimbursable basis shall be kept on the basis of generally accepted accounting principles and shall be available to Agency or Agency's authorized representative at mutually convenient times.

          (b) Development Manager shall keep such full and detailed accounts and records of contracts, work or purchase orders, fees and expenses payable directly by Agency to Trade Contractors or to Development Manager on a reimbursable basis as may be necessary for proper financial management under this Agreement, and the system shall be satisfactory to Agency. Agency shall be afforded access to and the right to copy and audit all Development Manager's records, books, correspondence, data relating to such fees and expenses and Development Manager shall preserve all such records for a period of three (3) years or for such longer period as may be required by law after final payment hereunder.


                                   Article 4
                                STANDARD TERMS
                                --------------

     4.1  Damages.
          -------

          (a) If Development Manager or Agency defaults with regard to any of the provisions of this Agreement, the non-defaulting party shall serve written notice of such default upon the defaulting party. As of the date of this Agreement, neither party is in default under this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, Development Manager shall not be liable to Agency, and Agency hereby waives all claims, suits and demands against and releases Development Manager from damages, losses, expenses and claims for injury, death and property damage arising out of or in connection with the acts or omissions of the Architect, the Construction Manager and the Trade Contractors, and its and their employees, consultants and subcontractors. The foregoing waiver and release is given in recognition that Agency will be in direct contract with Trade

Contractors, and that the Architect and the Construction Manager are aware that Agency is the intended third-party beneficiary of their services. Nothing in the foregoing shall be deemed to release Development Manager from claims, suits or demands by Agency arising out of Development Manager's negligence or misconduct.

     4.2 Indemnity.
         ---------

          (a) Development Manager is skilled in the professional calling necessary to perform the services and duties agreed to be performed under this Agreement, and Agency, not being skilled in such matters, relies upon the skill and knowledge of Development Manager to perform said services and duties in the most professional manner. Therefore, Development Manager agrees to indemnify, hold harmless and defend Agency, City Council and each member thereof, and every officer and employee of Agency, from any and all liability or financial loss resulting from any suits, claims, losses or actions brought by any entity, person or persons and from all costs and expenses of litigation brought against Agency, Agency Board, and each member hereof, or any officer, employee, or agent of Agency, by reason of injury to any person or persons, including, but not limited to officers and employees of Agency and City, or damage, destruction, or loss of tangible property of any kind whatsoever, including, but not limited to, that of Development Manager, resulting directly or indirectly from any or all wrongful or negligent activities and operations of Development Manager or any of its employees in the performance of this Agreement.

          (b) Agency agrees to indemnify, hold harmless and defend Development Manager and every officer and employee of Development Manager, from any and all liability or financial loss resulting from any suits, claims, losses, or actions brought by any entity, person or persons and from all costs and expenses of litigation brought against Development Manager and each or any officer, employee, or agent of Development Manager, or damage, destruction, or loss of property of any kind whatsoever, including but not limited to that of Development Manager, resulting directly or indirectly from any or all wrongful or negligent activities and operations of Agency or any person or entity employed by Agency in the performance of this Agreement or in the provision of labor, materials, supplies and equipment for construction of Facility.

     4.3 Insurance.
         ---------

          (a) Prior to the commencement of construction on the Property, Development Manager shall furnish or cause to be furnished to Agency duplicate originals or appropriate certificates of (1) bodily injury and property damage insurance policies with limits of $1,000,000 per occurrence, $2,000,000 in the aggregate, business auto liability insurance with limits of $1,000,000 each occurrence and excess or umbrella liability insurance with limits of $10,000,000; together with workers' compensation and employers' liability insurance as required by law and otherwise with a $1,000,000 policy limit and errors and omissions insurance with a limit of $1,000,000, naming the County, Agency and the City as additional insureds. Development Manager shall also furnish or caused to be furnished to Agency evidence satisfactory to Agency that any contractor with whom it has contracted for the performance of work on the Project carries workers' compensation insurance as required by law. The obligations set forth in this Section shall remain in effect until a Certificate of Completion has been issued by Agency, and said policies shall provide that they shall not be canceled or reduced in coverage or amounts without giving Agency at least thirty
(30) days prior written notice. The policy amounts set forth above shall not limit or define the extent of Development Manager's indemnity liability pursuant to (i) this Section 4.3, (ii) any other provision of this Agreement, or
(iii) arising as a matter of law or at equity.

          (b) Development Manager shall furnish Agency with certificates of insurance evidencing all such coverages and certificates evidencing renewal thereof before expiration of the coverage of the policy in question. Such certificate shall be provided on a form approved by Agency. Agency may also request Development Manager to provide it with copies of the actual policies for its review. In the event Development Manager fails to provide any certificate when due evidencing coverage required to be maintained by Development Manager, Agency may, but shall not be required to, obtain such coverage and deduct any costs in connection therewith from any sums due Development Manager from Agency or seek reimbursement for same from Development Manager, which sum shall be due and payable immediately on receipt by Development Manager of notice from Agency. In the event Agency has to initiate legal action for recovery of same, Development Manager shall pay all costs and reasonable attorneys' fees in connection therewith provided however, such judgment is in favor of Agency.

          (c) The following statement shall appear in each certificate of insurance provided Agency by Development Manager hereunder: "It is agreed that in the event of any material change in or cancellation of this policy, thirty
(30) days prior written notice will be given to:

                          Redevelopment Agency of the
                               City of Riverside
                          3737 Main Street, Suite 800
                          Riverside, California 92501
                          Attn:  Executive Director
                          Re:  U.S. Bankruptcy Court"

          (d) Development Manager and Agency shall give prompt written notice to the other party of all losses, damages, or injuries to any person or to property of Agency, Development Manager or of third persons of which that party becomes aware and which may be in any way related to the Project or for which a claim might be made against either party. Development Manager and Agency shall promptly report to the other party all such claims of which either party has noticed, whether related to matters insured or uninsured. No settlement or payment for any claim for loss, injury or damage or other matter as to which any party may be charged shall be made without the prior written approval of such party.

          (e) The insurance provided by Development Manager shall be primary to any coverage available to Agency, except for claims which involve Contractors that are directly contracted with Agency. In those instances, the Contractor's insurance shall be primary. The insurance policies shall name Agency as an additional insured and shall include provisions for waiver of subrogation.

     4.4  No Discrimination.
          -----------------

          (a) Development Manager for itself and its successors and assigns agrees that in the performance of its services related to the Project; Development Manager will not discriminate against any employee or applicant for employment because of sex, marital status, race, color, religion, creed, national origin, or ancestry, and that Development Manager will comply with all applicable local, state and federal fair employment laws and regulations.

          (b) All contracts relative to the improvements constructed as part of the Project shall contain or be subject to substantially the following nondiscrimination or non-segregation clauses, pursuant to Section 33436 of the California Health and Safety Code:

          In deeds:  "The grantee herein covenants by and for himself, his
          --------
heirs, executors, administrators, and assigns, and all persons claiming under or through them, that there shall be no discrimination against or segregation of, any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land herein conveyed, nor shall the grantee himself or any person claiming under or through him, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees in the land herein conveyed. The foregoing covenants shall run with the land in perpetuity."

          In leases:  "The lessee herein covenants by and for himself, his
          ---------
heirs, executors, administrators and assigns, and all persons claiming under or through him, and this lease is made and accepted upon the subject to the following conditions: That there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, religion, sex, marital status, national origin or ancestry, in the leasing, subleasing, transferring, use, occupancy, tenure or enjoyment of the land herein leased, nor shall the lessee himself, or any person claiming under or through him, establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land herein leased."

     In contracts: "There shall be no discrimination against or segregation of,
     ------------
any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin, or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the land, nor shall the transferee himself or any person claiming under or through him establish or permit any such practice or practices of discrimination or segregation with reference to the selection, location, number, use, or occupancy of tenants, lessees, subtenants, sublessees or vendees of the land."

     4.5 Notices and Demands. All notices or other communications required or
         -------------------
permitted hereunder shall be in writing, and may be personally delivered or sent by United States registered or certified mail, postage prepaid, return receipt requested, addressed to parties at the addresses provided below, subject to the right of either party to designate a different address for itself by notice similarly given. Any notice so given by registered or certified United States mail shall be deemed to have been given on the second business day after the same is deposited in the United States mail. Any notice not so given by registered or certified mail shall be deemed given upon receipt of the same by the party to whom the notice is given.

     To Agency:                Redevelopment Agency of the
                               City of Riverside
                               3737 Main Street, Ste. 800
                               Riverside, CA  92501
                               Attention: Executive Director
                               Phone: (909) 715-3500
                               Fax:   (909) 715-3503

     With a copy to:           City Attorney
                               City of Riverside
                               3900 Main Street
                               Riverside, CA  92501
                               Phone: (909) 782-5567
                               Fax:   (909) 782-5540

     To Development Manager:   Kilroy Technology Company
                               2250 E. Imperial Highway
                               El Segundo, CA  90245
                               Attention: C. Hugh Greenup
                               Phone: (213) 772-1193
                               Fax:   (310) 322-5781

     With a copy to:          Kilroy Technology Company
                              24150 Parkway Calabasas
                              Calabasas, CA  91302
                              Attention:  Allan J. O'Connor
                              Phone:      (818) 591-9441
                              Fax:        (818) 591-9070

     4.6  Non-liability of Agency or City Officials and Employees.  No member,
          -------------------------------------------------------
official or employee of the City of Riverside or Agency shall be personally liable to Development Manager, or any successor in interest in the event of any default or breach by Agency or for any amount which may become due to Development Manager or to its successor, or on any obligations arising under this Agreement.

     4.7  Extension of Times of Performance and Delays.  In addition to specific
          --------------------------------------------
provisions of this Agreement, neither party hereunder shall be deemed to be in default where delays or defaults are due to war; insurrection; strikes; lock-outs; riots; floods; earthquakes; fires; casualties; acts of God; acts of the public enemy; epidemics; quarantine restrictions; and freight embargoes.

     4.8  Project Suspension or Abandonment.  Agency shall not terminate this
          ---------------------------------
Agreement except for cause as provided in this Agreement or except in connection with Agency's good faith determination permanently to abandon the Project. If the Project is suspended or abandoned in whole or in part through no fault of Development Manager, Development Manager shall be compensated for all services performed up through receipt of written notice from Agency of such suspension or abandonment, together with reimbursable costs accrued through such date, termination, cancellation and demobilization costs, together with (i) a termination fee in the amount of the lessor of the amount of Development Manager's fee remaining unpaid through the end of the period for basic services or three monthly installments of Development Manager's fee, and (ii) payment in full of any portion of the $153,554.68 reimbursement then unpaid under paragraph 3.2(b). If the Project is resumed within two years following suspension or termination after being suspended for more than three months, Development Manager's compensation shall be adjusted by agreement of the parties but shall in no event be less than the amount of Development Manager's total fee than remaining unpaid, and in any event upon the resumption of the Project within such two year period, Agency shall use the services of Development Manager as contemplated in this Agreement. Notwithstanding the foregoing, if the Project is permanently abandoned by Agency due to its inability following its best efforts to sell bonds or otherwise raise money in order to provide the funds to cover Project costs, or if the Project is abandoned permanently due to the cancellation of the GSA Lease by the GSA prior to Project completion, then no termination fee shall be payable, and in the event of termination due to an inability to sell bonds, no payments for reimbursable expenditures incurred by Development Manager following Agency's notice to Development Manager that it is abandoning the Project shall be payable.

     4.9  Legal Action.
          ------------

          (a) If either party brings any action or proceeding against the other arising out of this Agreement, then as between Development Manager and Agency, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, its reasonable attorney's fees as fixed by the court in such action or proceeding or in a separate action or proceeding brought to recover such attorney's fees.

          (b) In addition to any other rights or remedies, either party may institute legal action to cure, correct, or remedy any default, to recover damages for any default, or to obtain any other remedy consistent with the purpose of this Agreement. Such legal actions must be instituted and maintained in the Superior Court of the County of Riverside, State of California, in any other appropriate court in that County, or in the Federal District Court in the Central District of California.

          (c) The laws of the State of California shall govern the interpretation and enforcement of this Agreement.

          (d) Except with respect to rights and remedies expressly declared to be exclusive in this Agreement, the rights and remedies of the parties are cumulative and the exercise by either party of one or more of such rights or remedies shall not preclude the exercise by it, at the same or different times of any other rights or remedies for the same default or any other default by the other party.

     4.10  Real Estate Commissions.  Agency shall not be liable for any real
           -----------------------
estate commission, brokerage fees or finders fees which may arise from this Agreement. Agency and Development Manager each represent and warrant to the other that it has engaged no broker, agent, or finder in connection with this transaction.

     4.11  Time Deadlines Critical.  Time is of the essence of this Agreement.
           -----------------------
     4.12  Submission of Documents and Other Actions for Approval.
           ------------------------------------------------------

          (a) Except where such approval is expressly reserved to the sole discretion of the approving party, all approvals required hereunder by either party shall be not be unreasonably withheld.

          (b) Any requests for approval of documents submitted to Agency shall contain the following heading in bold type on the first page of the request:

ATTENTION EXECUTIVE DIRECTOR

THIS IS A REQUEST FOR AGENCY OR CITY APPROVAL OF THE ATTACHED DOCUMENT. PLEASE REVIEW THE MATERIAL AND APPROVE OR DISAPPROVE IT IN WRITING WITHIN THE TIME ESTABLISHED FOR SUCH ACTION THEREFOR IN THE DEVELOPMENT MANAGEMENT AGREEMENT OR SCHEDULE OF PERFORMANCE.

     4.13 Amendments to This Agreement. Development Manager and Agency agree to
          ----------------------------
mutually consider reasonable requests for amendments to this Agreement which may be made by any of the parties hereto, lending institutions, bond counsel or financial consultants. Any amendments to the Agreement must be in writing and signed by the appropriate authorities of both Agency and Development Manager.

     4.14 Non-Material Amendments. The Executive Director is authorized to
          -----------------------
approve and execute amendments to this Agreement which are not of a material nature, including, but not limited to, the granting of extensions of time to Development Manager.

     4.15 Counterpart Originals: Integration.
          ----------------------------------

          (a) This Agreement may be executed in duplicate originals, each of which is deemed to be an original. This Agreement and its Exhibits represent the entire understanding of the parties and supersedes all negotiations or previous agreements between the parties with respect to all or any part of the subject matter hereof.

          (b) All waivers of the provisions of this Agreement must be in writing and signed by the appropriate authorities of both Agency and Development Manager.

     4.16 No Waiver. Failure to insist on any one occasion upon strict
          ---------
compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any rights or powers hereunder at any one time or more times be deemed a waiver or relinquishment of such other right or power at any other time or times.

     4.17 Termination of Agreement.
          ------------------------

          (a) If either party should fail to comply with any material provision of this Agreement, the other party may inform the defaulting party by written notice of its intent to terminate the Agreement unless the defaulting party cures the default within thirty (30) calendar days or such longer period as reasonably may be necessary, provided that within such 30-day period the defaulting party commences and thereafter diligently proceeds to prosecute such cure. Upon the failure of the defaulting party to cure the default within said period the Agreement may be immediately terminated.

          (b) This Agreement may be terminated by Agency, pursuant to paragraph
4.8 above, upon at least thirty (30) days written notice to Development Manager. In such event, compensation shall be payable to Development Manager in accordance with Section 4.8.

     4.18  Successors and Assigns.  Agency and Development Manager,
           ----------------------
respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this agreement, and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants to this Agreement. Neither Agency nor Development Manager shall assign or transfer any interest in this Agreement without the written consent of the other; provided that Development Manager may assign its interest in the Agreement to any entity which is established to succeed to the property ownership, development or management activities of Kilroy Industries and/or its affiliates ("Kilroy"); or any other entity controlled by or under common control with Kilroy.

     4.19  Extent of Agreement.
           -------------------
          (a) This Agreement represents the entire and integrated agreement between Agency and Development Manager and supersede all prior negotiations, representations or agreements between the parties, either written or oral. This Agreement may be amended only by written instrument signed by both Agency and Development Manager.

          (b) Nothing contained herein shall be construed as creating the relationship of employer and employees between the parties hereto, and Development Manager shall be deemed at all times to be an independent contractor with respect to its performance hereunder.

                                  "DEVELOPMENT MANAGER"

Dated: November 20, 1995          KILROY TECHNOLOGY COMPANY, a California
       -------------              corporation



                                  By: /s/ C. Hugh Greenup
                                      --------------------------
                                      C. Hugh Greenup
                                      President


                                  "AGENCY"

Dated: November 21, 1995          REDEVELOPMENT AGENCY OF THE CITY OF
       -------------              RIVERSIDE



                                  By: /s/ Robert C. Wales
                                      --------------------------
                                      Robert C. Wales, P.E.
                                      Executive Director


APPROVED AS TO FORM:
Agency Special Counsel


By: /s/ Charles S. Vose
    -------------------
    Charles S. Vose, Esq.
    Oliver, Barr & Vose

                                   EXHIBIT A
                                   ---------
                               Design Documents

October 23, 1995

ARCHITECTURAL-CORE & SHELL                                 ISSUE DATE
--------------------------                                 ----------
A-00          Cover Sheet

A-01          Title Sheet, Sheet Index, etc.               10-09-95

A-1.10        Site Plan                                    10-09-95
A-1.11        Enlarged Site Plan / Details                 10-09-95

A-2.10        First Floor Plan                             10-09-95
A-2.11        First Floor Plan (Partial) / Roof Plan       10-09-95
A-2.12        Second Floor Plan                            10-09-95
A-2.13        Third Floor Plan                             10-09-95
A-2.14        Roof Plan                                    10-09-95

A-3.10        Exterior Elevations                          10-09-95
A-3.11        Exterior Elevations                          10-09-95
A-3.12        Partial and Enlarged Exterior Elevations     10-09-95

A-3.20        Building Sections                            10-09-95
A-3.21        Building Sections                            10-09-95
A-3.22        Wall Sections                                10-09-95
A-3.23        Wall Sections                                10-09-95
A-3.24        Enlarged Partial Bldg. Sections              10-09-95

A-3.30        Exterior Wall Details                        10-09-95
A-3.31        Exterior Wall Details                        10-09-95
A-3.32        Exterior Wall Details                        10-09-95
A-3.33        Exterior Wall Details                        10-09-95

A-3.40        Roof Details                                 10-09-95

A-4.10             Enlarged Core Plans (North)                       10-09-95
A-4.11             Enlarged Core Plan (South)                        10-09-95
A-4.12             Enlarged Core Plans (South)                       10-09-95

A-5.10             Stair Sections / Elevator Sections                10-09-95
A-5.11             Stairs Sections / Elevator Sections               10-09-95
A-5.12             Miscellaneous Stair / Elevator Details            10-09-95

A-6.10             Interior Elevations                               10-09-95
A-6.11             Interior Elevations                               10-09-95

A-7.10             Material and Finish Schedules                     10-09-95
A-7.11             Door Schedule and Details                         10-09-95
A-7.12             Wall Types Schedule and Details                   10-09-95
A-7.13             Interior Details                                  10-09-95

A-8.10             Enlarged Reflected Ceiling Plan                   10-09-95
A-8.11             Enlarged Reflected Ceiling Plan                   10-09-95
A-8.12             Enlarged Reflected Ceiling Plan                   10-09-95


ARCHITECTURAL - TENANT IMPROVEMENT
---------------------------------

TI-2.11            Ground Floor T.I. Plan                            10-09-95
TI-2.12            Second Floor T.I. Plan                            10-09-95
TI-2.13            Third Floor T.I. Plan                             10-09-95

TI-4.11            Enlarged Plans - Ground Floor                     10-09-95
TI-4.12            Enlarged Plans - Second Floor                     10-09-95
TI-4.13            Enlarged Plans - Third Floor                      10-09-95

TI-6.10            Interior Elevations - Ground Floor                10-09-95
TI-6.11            Interior Elevations - Second Floor                10-09-95
TI-6.12            Interior Elevations - Third Floor                 10-09-95
TI-6.13            Interior Elevations - Third Floor                 10-09-95

TI-8.11            Ground Floor Reflected Ceiling Plan               10-09-95
TI-8.12            Second Floor Reflected Ceiling Plan               10-09-95
TI-8.13            Third Floor Reflected Ceiling Plan                10-09-95

STRUCTURAL
----------

S-1.1              General Notes                                     08-18-95

S-2.10             Foundation Plan                                   09-22-95
S-2.11             Foundation (Partial) Roof Plan (Partial)          09-22-95
S-2.12             Second Floor Framing Plan                         09-22-95
S-2.13             Third Floor Framing Plan                          09-22-95
S-2.14             Roof Framing Plan                                 09-22-95

S-3.1              Frame Elevations                                  09-22-95

S-4.1              Typ. Foundation Details                           07-10-95
S-4.2              Concrete Details                                  09-22-95

S-5.1              Steel Details                                     09-22-95
S-5.2              Steel Details                                     09-22-95
S-5.3              Steel Details                                     09-22-95

S-6.1              Deck Details                                      09-22-95


LANDSCAPE DWGS
--------------

L.1                Irrigation Plan                                   08-21-95
L.2                Planting Plan                                     09-29-95
L.3                Details / Notes Irrigation and Planting           09-29-95


CIVIL DWGS
----------

1                  Title Sheet                                       10-06-95
2                  Grading Plan                                      10-06-95
3                  Demolition Plan                                   10-06-95
4                  County of Riverside                               10-06-95

1                  Water / Sewer Plan                                10-06-95

*ARCHITECTURAL SPECIFICATIONS (SEPT. 1995)
------------------------------------------

  D.B. Drawing is furnished by current design build subcontractors

ELECTRICAL DWGS. (9-19-95)
--------------------------

E-0.1         Symbols and Abbreviations. Title 24                     09-19-95
E-1.1         Site Plan                                               09-19-95
E-2.11        First Floor Power Plan                                  09-19-95
E-2.12        Second Floor Power Plan                                 09-19-95
E-2.13        Third Floor Power Plan                                  09-19-95
E-2.14        Roof Plan                                               09-19-95
E-2.15        Mezzanine Plan/Roof Plan (Partial)                      09-19-95

E-3.11        First Floor Communication Plan                          09-19-95
E-3.12        Second Floor Communication Plan                         09-19-95
E-3.13        Third Floor Communication Plan                          09-19-95

E-4.11        First Floor Reflected Ceiling Plan                      09-19-95
E-4.12        Second Floor Reflected Ceiling Plan                     09-19-95
E-4.13        Third Floor Reflected Ceiling Plan                      09-19-95

E-5.10        Lighting Fixture Schedule, Details                      09-19-95
E-5.20        Details                                                 09-19-95

E-6.10        One Line Diagram, Loan Calculations                     09-19-95

MECHANICAL DWGS (9-19-95)
-------------------------

M-1           HVAC Legend and General Notes                           09-19-95
M-2           First Floor Plan                                        09-19-95
M-3           Second Floor Plan                                       09-19-95
M-4           Third Floor Plan                                        09-19-95
M-5           Roof Plan                                               09-19-95

M-6           Title 24 Forms                                           09-19-95
M-7           Title 24 Forms                                           09-19-95

PLUMBING DWGS (9-22-95)
-----------------------

P-01          Plumbing Notes Sched. & Calcs.                           09-22-95

P-1.10        Plumbing Site Plan                                       09-22-95

P-2.11        First Floor Plumbing Plan                                09-22-95
P-2.12        Second Floor Plumbing Plan                               09-22-95
P-2.13        Third Floor Plumbing Plan                                09-22-95
P-2.14        Plumbing Roof Plan                                       09-22-95

P-3.11        Gas, Hot & Cold Water Riser Diagram                      09-22-95
P-3.12        Waste & Vent Riser Diagram                               09-22-95

P-4.11        Enlarged Ground Core Plumbing Plan (South)               09-22-95
P-4.12        Enlarged 2nd/3rd Core Plumbing Plan (South)              09-22-95

FIRE PROTECTION DWGS (8-22-95)
------------------------------

1             Site Plan / General Notes                                08-22-95
2             First Floor Reflected Ceiling Plan                       08-22-95
3             Second Floor Reflected Ceiling Plan                      08-22-95
4             Third Floor Reflected Ceiling Plan                       08-22-95
5             First Floor Sprinkler Piping Plan                        08-22-95
6             Second Floor Sprinkler Piping Plan                       08-22-95
7             Third Floor Sprinkler Piping Plan                        08-22-95
8             Pump Mezzanine Plan / Sections                           08-22-95

Note: These are current construction documents furnished to date. These documents are subject to change upon completion of drawings and specifications.

                                   EXHIBIT B

                          RIVERSIDE BANKRUPTCY COURT

                          REIMBURSABLE ITEMS 11/1/95

 1  Legal - Leasing, Contracts, Negotiations           $100,000
 2  Gnrl Liab/Seismic/Floor (COC & DIC) Insurance      $128,160
 3  E & O Insurance                                    $125,000
 4  Architects, Engineers, Consultants               $1,085,271
 5  Renderings & Models                                 $15,000
 6  Environmental Assessments                           $40,000
 7  A-E-C Reimbursable (0.05%)                          $49,168
 8  Reproduction                                       $103,475
 9  Geotechnic Engineering                              $25,000
10  Testing & Inspection                               $109,770
11  Survey - ALTA, Parcel Subdivision                   $15,960
12  Fees, Permits, Bus. Tax - Lic.                     $300,000
13  Photos, Pub. Relations, Event, Site Sign            $35,000
14  Estimating/Construction Management Services      $1,374,347

    Total Reimbursable  items                        $3,506,151